UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 5)*

                             TN-K ENERGY GROUP INC.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $0.03 Par Value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88874W107
 -------------------------------------------------------------------------------
                                  (CUSIP Number)

                                  April 9, 2012
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] RULE 13D-1(B)

[X] RULE 13D-1(C)

[ ] RULE 13D-1(D)

     *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

     THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE "ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES
OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS
OF THE ACT (HOWEVER, SEE THE NOTES).


                               Page 1 of 5 Pages

CUSIP NO. 88874W107
          ---------
- --------------------------------------------------------------------------
  1      NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Lecil E. Smith
- --------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [ ]

         (b) [ ]

- --------------------------------------------------------------------------
  3      SEC USE ONLY

- --------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
- --------------------------------------------------------------------------
                           5    SOLE VOTING POWER

           NUMBER OF                 1,857,317
            SHARES
          BENEFICIALLY     -------------------------------------------------
           OWNED BY        6    SHARED VOTING POWER
             EACH
           REPORTING                     0
            PERSON         -------------------------------------------------
             WITH          7    SOLE DISPOSITIVE POWER

                                     1,857,317
                           -------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                         0
- --------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,857,317
- --------------------------------------------------------------------------
  10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (SEE INSTRUCTIONS)
- --------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9   4.9%

- --------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN
- --------------------------------------------------------------------------


                                Page 2 of 5 Pages

CUSIP NO. 88874W107
          ---------
     This Amendment No. 5 to Schedule 13G (Amendment No. 5) amends and restates Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission (SEC) on May 5, 2011 (Amendment No. 4) which amended and restated Amendment No. 3 to Schedule 13G filed with the SEC on December 8, 2010 (Amendment No. 3) which amended and restated Amendment No. 2 to Schedule 13G filed with the SEC on June 23, 2010 (Amendment
No. 2) which amended and restated Amendment No. 1 to Schedule 13G filed with the SEC on September 30, 2004 (Amendment No. 1) by the Reporting Person, which amended and restated the initial statement on Schedule 13G filed with the SEC on August 31, 2004 (Initial Statement) by the Reporting Person.

ITEM 1(a)        NAME OF ISSUER:

                 TN-K ENERGY GROUP INC.
                 (formerly known as Digital Lifestyles Group, Inc.)

ITEM 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 649 Sparta Highway
                 Suite 102
                 Crossville, TN 38555

ITEM 2(a)        NAME OF PERSON FILING:

                 Lecil E. Smith

ITEM 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                 1872 West Avenue
                 Suite 102
                 Crossville, TN 38555

ITEM 2(c)        CITIZENSHIP:

                 Mr. Smith is a United States citizen.

ITEM 2(d)        TITLE OF CLASS OF SECURITIES:

                 Common Stock, $0.03 par value

ITEM 2(e)        CUSIP NUMBER: 88874W107

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR SS.
                 240.13d-2(B) or (C), CHECK WHETHER THE PERSON FILING IS A:

                 N/A

ITEM 4.          OWNERSHIP:

ITEM 4(a)        Amount beneficially owned:
                 Mr. Smith may be deemed the beneficial owner of 1,857,317 Shares of Common Stock.


                               Page 3 of 5 Pages

CUSIP NO. 88874W107
          ---------

ITEM 4(b) Mr. Smith may be deemed to beneficially own 4.90% of the Issuers total number of shares of Common Stock issued and outstanding. The percentage used herein was calculated based on 37,888,939 shares of Common Stock outstanding as of November 9, 2011, as disclosed in the Issuer's Quarterly Report (10-Q) for the quarterly period ended September 30, 2011, filed with the SEC on November 14, 2011.


ITEM 4(c)        (i)   Sole power to vote or direct the vote: 1,857,317
                 (ii)  Shared power to vote or direct the vote: -0-
                 (iii) Sole power to dispose or direct the disposition:
                         1,857,317
                 (iv)  Shared power to dispose or direct the disposition: -0-


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].


ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                PERSON.

                    N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                    N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                    N/A

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

April 10, 2012

                                              /s/ Lecil E. Smith
                                              ----------------------------------
                                              Lecil E. Smith


                               Page 5 of 5 Pages
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